State of Delaware
Secretary of State
Division of Corporations
Delivered 05:22 PM 04/21/2003
FILED 05:22 PM 04/21/2003
SRV 030259741 - 3649648 FILE

                         CERTIFICATE OF INCORPORATION
                  WHITE OAK FINANCIAL SERVICES, INCORPORATED
                    A Delaware for Profit Stock Corporation

                               ARTICLE I.  NAME

The name of the corporation is: WHITE OAK FINANCIAL SERVICES, INCORPORATED.

                        ARTICLE II.  NATURE OF BUSINESS

This corporation may engage or transact in any and all lawful activities or business permitted under the laws of the United States, the State of Delaware or any other state, country, territory or nation with the principal business
being the management of assets and other financial services.   This
Corporation may engage in activity at any location outside of the State of Delaware for any purpose.

                  ARTICLE III. ELECTION OF BOARD OF DIRECTORS

The shareholders in the By-laws of the Corporation will determine the number and method of election of the Board of Directors.

                           ARTICLE IV. CAPITAL STOCK

The maximum number of shares of stock that this corporation is authorized to have outstanding at any one time is a single class of 1,500 shares of common stock of no par value.

                         ARTICLE V.  REGISTERED AGENT

The registered office and agent of the corporation shall be Corporate Systems, Inc., 101 North Fairfield Drive, Dover, Kent County, Delaware 19901 for service of process and all other matters.

                ARTICLE VI.  INCORPORATOR AND TERM OF EXISTENCE

The incorporator is Michael Pacult, P. O. Box C, Fremont, IN 46737. This corporation is to exist perpetually.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand and seal on this 17th day of April, 2003.


                                     /S/ Michael Pacult
                                     Michael Pacult